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                                                           EXHIBIT 23.1




                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-26641) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc. and the related Prospectus, in the Registration Statement (Form S-8 No. 33-34745) pertaining to the IMCO Recycling Inc. Amended and Restated Stock Option Plan, and in the Registration Statement (Form S-8
No. 33-76780) pertaining to the IMCO Recycling Inc. 1992 Stock Option Plan of our report dated May 31, 1995, with respect to the consolidated financial statements of Alumar Associates, Inc. and Subsidiaries as of and for the fiscal year ended March 31, 1995, included in the Amendments to the Form 8-K filed on December 15, 1995 and December 18, 1995.


/s/ ALTSCHULER, MELVOIN AND GLASSER LLP


Chicago, Illinois
December 18, 1995